EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

		State or Jurisdiction
Subsidiary	Ownership	of Incorporation

First Clover Leaf Bank	100%	Federal
First Clover Leaf Statutory Trust I	100%	Maryland